Exhibit 2(n)(1)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-52038 of Blue Chip Value Fund, Inc. on Form N-2 of our report dated January 19, 2001, appearing in the Annual Report to Stockholders of Blue Chip Value Fund, Inc. for the year ended December 31, 2000.

We also consent to the reference to us under the headings "Financial Highlights" in the Prospectus and "Financial Statements" and "Independent Auditors" in the Statement of Additional Information, which are part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
February 7, 2001